Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S R E L E A S E

Websense Expands Management Team to Support Growing Leadership in

Internet Security and Data Loss Prevention

New Executive Vice President of Worldwide Sales and Senior Vice President and Chief

Financial Officer Focused on Driving Growth and Shareholder Value

SAN DIEGO – July 28, 2009 – Websense, Inc. (NASDAQ: WBSN) today announced the expansion of its management team with the appointments of Didier Guibal as Executive Vice President of Worldwide Sales, effective immediately, and Arthur S. Locke, who will join the company as Senior Vice President and Chief Financial Officer (CFO) on July 31, 2009.

Guibal brings more than 20 years of experience in sales and marketing and more than 12 years as a senior executive at publicly-traded and private companies, including security and software-as-a-service providers McAfee, RightNow Technologies, and Panda Security, where he was most recently president.

Locke has more than 23 years of experience in finance, tax and accounting and most recently was Executive Vice President & CFO at MicroStrategy Incorporated, a publicly-traded worldwide provider of business intelligence software and services.

“I’m delighted to welcome Didier and Art to the executive team. Websense has the right strategy, and adding depth to our management team will help us hone our ability to execute during these difficult financial times,” said Websense Chief Executive Officer Gene Hodges. “Their extensive industry experience will play a pivotal role in the continued growth of Websense and the innovation and delivery of our content-based security product suite.”

Guibal to Integrate Sales Globally to Drive Future Growth

At Panda Security, Guibal oversaw the company’s U.S. corporate and consumer security products business and architected the company’s turnaround strategy. Reporting to the CEO, he worked closely with the board and management team to define and roll out best practices throughout the organization and to bring the organization back to growth.

For more than six years, Guibal was vice president of sales at RightNow Technologies, a successful pioneer in software-as-a-service (SaaS) business applications. There he grew the business from the early start-up phase to a successful initial public offering and beyond.

At security vendor McAfee, he grew through the ranks and held multiple strategic roles from Managing Director for Southern Europe to Vice President of EMEA and Latin America Sales. He was appointed Vice President Worldwide of Marketing and Alliances and Vice President of Sales for the Americas. His background also includes sales roles at Sun Microsystems, Wyse Technologies and UNILOG.

Locke to Lead Finance, Tax and Accounting

Arthur S. Locke will join Websense as Senior Vice President and Chief Financial Officer (CFO), reporting to Hodges, on July 31, 2009. Websense announced the search for a new CFO on March 12, 2009.

Locke most recently was Executive Vice President & CFO at MicroStrategy Inc. During his eight year tenure he led the global accounting and finance team as the company grew from 809 employees with $148 million in revenue to 1,915 employees with $360 million in revenue, while the business expanded its operations worldwide. He has led finance, tax and accounting at multiple publicly-traded and private companies including EIS International, Inc. and Biospherics Inc.

Doug Wride, who joined Websense in 1999 as CFO and became Chief Operating Officer (COO) in January 2009, will retain the title of COO through at least the end of 2009.

“Doug Wride will reduce his operational responsibilities sometime in the first half of 2010 and will be working to hand off many of his key responsibilities to Art Locke, Didier Guibal and John McCormack,” added Hodges. “Given the depth and breadth of his experience with Websense, there will be many operational areas where he will be able to contribute meaningfully. We expect he will remain actively involved with Websense for years to come.”

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for approximately 44 million product seats under subscription. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

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This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about our technology and product leadership, growth trends and expense management, and statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company's services, products and fee structures in a changing market; the success of Websense brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.